Exhibit 5.2

Watson, Farley & Williams (New York) LLP
Our reference: 01474.50040/19131514v1	1133 Avenue of the Americas New York, New York 10036
March 1, 2012	Tel (212) 922 2200 Fax (212) 922 1512
Royal Caribbean Cruises Ltd. 1050 Caribbean Way Miami, Florida 33132

Ladies and Gentlemen:

We have acted as special counsel as to matters of Liberian law to Royal Caribbean Cruises Ltd., a Liberian corporation (the “Company”), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (the “Registration Statement”) in respect of the possible resale of up to 63,220,873 shares of common stock of the Company, par value $.01 per share the “Selling Shareholder Shares”), by the selling shareholders named therein.

As such counsel, we have examined (i) the Registration Statement and prospectus contained therein and (ii) such other papers, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as the basis for the opinions hereafter expressed.

In such examinations, we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (iii) that there have been no undisclosed modifications, either written, verbal or otherwise, of any provision of any document reviewed by us in connection with the rendering of the opinion set forth herein, (iv) the completeness of each document submitted to us and (v) the truthfulness of each statement as to all factual matters otherwise not known to us to be untruthful contained in any document or certificate encompassed within the due diligence review undertaken by us.

This opinion is limited to the law of the Republic of Liberia.  In rendering this opinion, we have relied on opinions of counsel in Liberia rendered in transactions which we consider to be sufficiently similar to those contemplated hereby in order to afford a satisfactory basis for such opinion, and upon our independent examinations of the Liberian Corporation Law of 1948 (Chapter 1 of Title 4 of the Liberian Code of Laws of 1956, effective March 1, 1958 as amended to July, 1973), the Liberian Business Corporation Act of 1976 (Title 5 of the Liberian Code of Laws Revised, effective January 3, 1977, as amended), the Revenue Code of Liberia (2000) as amended by the Consolidated Tax Amendments Act of 2011, and the Liberian Commercial Code of 2010, made available to us by Liberian Corporation Services, Inc. and The Liberian International Ship & Corporate Registry, LLC, and our knowledge and interpretation of analogous laws of the United States.

Based upon the foregoing and the facts as set forth in the Registration Statement and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and

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assumptions set forth herein, we are of the opinion that the Selling Shareholder Shares have been validly issued and are fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus contained therein.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Watson, Farley & Williams (New York) LLP

Watson, Farley & Williams (New York) LLP